SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):	December 17, 2002

Xcel Energy Inc.

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

001-03034	41-0448030

(Commission File Number)	(IRS Employer Identification No.)

800 Nicollet Mall, Suite 3000
Minneapolis, Minnesota	55402

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(612) 330-5500

(Former name or former address, if changed since last report)

SIGNATURES

Item 5. Other Events

Management from Xcel Energy intends to meet with various members of the financial community on Dec. 17, 2002. The following is an update of several issues, previously disclosed in various Xcel Energy filings that may be discussed in these meetings.

This filing includes forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements include the statement regarding the expected 2002 results and other statements that are intended to be identified in this document by the words “anticipate,” “estimate,” “expect,” “projected,” “forecast,” “objective,” “outlook,” “possible,” “potential” and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, actions of rating agencies and their impact on capital expenditures; business conditions in the energy industry; competitive factors; unusual weather; changes in federal or state legislation; regulation; risks associated with the California power market; currency translation and transaction adjustments; the higher degree of risk associated with Xcel Energy’s nonregulated businesses compared with Xcel Energy’s regulated business; risks related to the financial condition of NRG Energy, Inc. (NRG), a wholly owned subsidiary; the realization of expectations regarding the NRG restructuring plan and the other risk factors listed from time to time by Xcel Energy in reports filed with the Securities and Exchange Commission, including Exhibit 99.01 to Xcel Energy’s report on Form 10-Q for the quarter-ended Sept. 30, 2002.

1) Liquidity

As of Nov. 30, 2002, Xcel Energy had the following credit facilities available to meet its liquidity needs:

	Total		Credit		Total	Facility
Company	Facility	Drawn	Available	Cash	Liquidity	Maturity

($Millions)
NSP-Minnesota	$300	$100	$200	$340	$540	Aug-2003

NSP-Wisconsin	0	0	0	0	0

PSCo	530	163	367	113	480	June-2003

SPS	250	0	250	66	316	Feb-2003

Xcel Holding Co.	400	400	0	105	105	Nov-2005

2) Earnings Guidance

Xcel Energy has not issued earnings guidance for 2003 due to uncertainty relating to the restructuring plan of NRG. However, there are several factors (which have been previously disclosed) that may have an impact on Xcel Energy’s 2003 earnings, including the Colorado rate case, increased interest expense, lower pension credits and an increase in the average common stock and equivalents. The following summary provides more information regarding these factors:

Colorado Rate Case - In May 2002, Public Service Company of Colorado (PSCo) filed a combined general rate case with the Colorado Public Utilities Commission (CPUC) to address increased costs for providing energy to Colorado customers. PSCo has subsequently made revisions to the filing. The net impact of the filings (as currently filed) would increase electric revenue by approximately $182 million annually. This is based on approximately $127 million for fuel and purchased power (including amounts deferred under the incentive cost adjustment mechanism) and approximately $55 million for costs of electric service. In addition, PSCo also requested a decrease in natural gas revenue of approximately $23 million. PSCo also requested that its authorized rate of return on equity be set at 12 percent for electricity and 12.25 percent for natural gas.

The current schedule for the rate case, as approved by the CPUC, is as follows:

•	November 2002 — intervenor testimony;

•	January 2003 — company rebuttal testimony;

•	February/March 2003 — hearings; and

•	April/May 2003 — rates effective.

Interest Expense — During 2002, some utility subsidiaries of Xcel Energy issued long-term debt. The proceeds were used for general corporate purposes, to provide additional liquidity and to pay-down short-term credit facilities. As of June 30, 2002, the average rate on short-term debt was 3.7 percent for Northern States Power Company, a Minnesota corporation (NSP-Minnesota) and 3.6 percent for PSCo. The following is a summary of the long-term debt issued by NSP-Minnesota and PSCo:

•	In July 2002, NSP-Minnesota issued $185 million of 8-percent public income notes due in 2042.

•	In August 2002, NSP-Minnesota issued $450 million of first mortgage bonds. These bonds carry a fixed interest rate of 8 percent and mature in 2012.

•	In August 2002, NSP-Minnesota closed on the conversion of several bonds totaling $196 million from a variable interest rate to a fixed rate of 8.5 percent. The first call date on these bonds is Aug. 27, 2012.

•	In September 2002, PSCo issued $600 million of first collateral trust bonds at a fixed interest rate of 7.875 percent and maturing in 2012.

Pension Costs - As disclosed in the 2001 Annual Report on Form 10-K, all of the Xcel Energy pension plans were fully funded and had no cash funding requirements as of Dec. 31, 2001. Investment performance on plan assets during 2002 has resulted in a decline in the funded status of the plans compared to 2001. Xcel Energy’s pension plans, in the aggregate, were still fully funded as of Sept. 30, 2002 and, with minimal investment volatility for the remainder of 2002, are expected to remain fully funded at year-end. Depending on final 2002 investment performance, some smaller plans within the group may be under funded at Dec. 31, 2002.

However, no cash funding to any of Xcel Energy’s pension plans was required for 2002 or is expected for 2003 under the Employee Retirement Income Security Act of 1974 regulations. The level of discretionary funding allowed for 2003 and 2004, if made, would not have a material impact on pension costs. Plan investment performance in the past several years has increased Xcel Energy pension costs due to the difference between assumed asset returns reflected in actuarially determined costs, and actual return levels. Xcel Energy’s aggregate annual 2002 pension costs recognized are expected to be approximately $6 million more than comparable 2001 levels. Xcel Energy currently expects that costs to be recognized in 2003 may increase by approximately $40 million in relation to 2002 levels due to the impact of lower-than-expected asset returns over the past few years.

Common Stock and Equivalents — In February 2002, Xcel Energy issued 23 million shares of common stock at $22.50 per share. In June 2002, Xcel Energy issued 25.7 million shares of common stock to complete its exchange offer with minority NRG shareholders and acquire 100 percent ownership of NRG. As a result of these issuances, Xcel Energy had approximately 399 million shares outstanding as of Oct. 31, 2002.

In November 2002, Xcel Energy issued $230 million of 7.5 percent convertible senior notes. The convertible senior notes have an annual interest rate of 7.5 percent, mature in 2007 and are convertible into shares of Xcel Energy common stock at a conversion price of $12.33 per share. The conversion of $230 million in notes at a share price of $12.33 would be the equivalent of approximately 18.7 million shares.

For purposes of determining its diluted earnings per share, Xcel Energy will be required to use the if-converted method of calculating the dilution of the convertible bonds. This method recognizes that the holders of convertible debt generally cannot share in distributions of earnings available to common stockholders unless they relinquish their right to interest. In the calculation of diluted earnings per share, conversion of the debt securities into shares of common stock is assumed, and income available to common stockholders is determined before interest is paid to the debt holders. The if-converted method recognizes that the holder generally can participate in earnings either through interest or dividends, but not both.

Specifically, the calculation of diluted earnings per share requires increasing the denominator by the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. In addition, the numerator is adjusted to add back the after-tax amount of interest recognized in the period associated with any convertible debt, and any other changes in income or loss that would result from the assumed conversion of those shares, such as profit sharing expenses.

When applying the if-converted method, conversion shall not be assumed if the effect would be anti-dilutive.

3) NRG Restructuring Plan

In early November 2002, an NRG restructuring plan was presented to the creditors of NRG. The restructuring plan also includes a proposal addressing Xcel Energy’s continuing role and degree of ownership in NRG and obligations to NRG. Based on the advice of its financial advisor, that NRG is likely insolvent, and in return for a release of any and all claims against Xcel Energy, the plan proposes that, upon consummation of the restructuring, Xcel Energy would pay $300 million to NRG. The plan separately proposes that Xcel Energy surrender its equity ownership of NRG. The plan does not contemplate any sharing by Xcel Energy with NRG’s creditors of any benefits Xcel Energy might receive in connection with any potential tax benefits.

In mid-December 2002, the NRG bank steering committee submitted a counter-proposal to the NRG restructuring plan, which would require substantial additional payments by Xcel Energy. The bondholder creditor committee is not expected to issue its counter-proposal to the NRG restructuring plan before the end of December 2002.

There can be no assurance that NRG’s creditors ultimately will accept any consensual restructuring plan, or whether, in the interim, NRG’s lenders and bondholders will forbear from exercising any or all of the remedies available to them, including acceleration of NRG’s indebtedness, commencement of an involuntary proceeding in bankruptcy and, in the case of certain lenders, realization on the collateral for their indebtedness.

4) NRG Involuntary Chapter 11 Petition

On Nov. 22, 2002, five former NRG executives filed an involuntary Chapter 11 petition against NRG. Under provisions of federal law, NRG has the full authority to continue to operate its business as if the involuntary petition had not been filed unless and until a court hearing on the validity of the involuntary petition is resolved adversely to NRG. On Dec. 16, 2002, NRG responded to the involuntary petition, contesting the petitioners’ claims and filing a motion to dismiss the case.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Xcel Energy Inc.
(a Minnesota Corporation)

		By:	/s/ RICHARD C. KELLY

Richard C. Kelly
Vice President and Chief Financial Officer
Dated:	December 17, 2002

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